Exhibit 99.1

NEW YORK, May 20, 2026 (GLOBE NEWSWIRE) – FortuneX Acquisition Corporation, a blank check company incorporated in the Cayman Islands as an exempted company (the “Company”), today announced the pricing of its initial public offering (“IPO”) of 7,500,000 units at an offering price of $10.00 per unit, with each unit consisting of one ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustments. The units are expected to trade on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “FXACU” beginning May 21, 2026. The Company expects the IPO to close on May 22, 2026, subject to customary closing conditions. Once the securities comprising the units begin separate trading, the ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “FXAC” and “FXACW,” respectively.

Polaris Advisory Partners, a division of Kingswood Capital Partners LLC, is acting as the sole book-running manager for the offering.

The Company has granted the underwriters a 45-day option to purchase up to 1,125,000 additional units at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Celine and Partners, P.L.L.C. is serving as US legal counsel to the Company and O’Melveny & Meyers LLP is serving as legal counsel to Polaris, a division of Kingswood Capital Partners LLC, in the offering.

A registration statement on Form S-1 relating to the securities (File No. 333-295053) was previously filed with the Securities and Exchange Commission (“SEC”) and was declared effective on May 19, 2026 pursuant to Section 8(a) of the Securities Act of 1933, as amended. This offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov. Copies of the prospectus may be obtained, when available, by contacting Kingswood Capital Partners, LLC, 126 East 56th Street, Suite 22S, New York, NY 10022, or by calling 212-487-1080 or emailing Syndicate@kingswoodUS.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Contact: admin@fortunexacq.com